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                                   EXHIBIT 11


BLYTH INDUSTRIES, INC.
COMPUTATIONS OF EARNINGS PER COMMON SHARE

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I.   Three months ended April 30:                                                      1996               1995
                                                                                ----------------------------------
     Average number of shares outstanding during the period                         30,710,153         28,372,220
     Common equivalent shares:
        Shares issuable under outstanding options which are dilutive                   526,200            131,400
        Shares which could have been purchased based upon the
           market value for the period                                                 212,815             84,020
                                                                                ----------------------------------
                                                                                       313,385             47,380
     Weighted average number of common
        and common equivalent shares outstanding                                    31,023,538         28,419,600

     Net earnings                                                                   $7,248,000         $4,106,000

     Earnings per common and common equivalent share                                     $0.23              $0.14

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